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                                                                     EXHIBIT 4.7



                           CLARK/BARDES HOLDINGS, INC.
                  1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         Section 1. Purpose. The purpose of the Clark/Bardes Holdings, Inc. 1998 Director Stock Option Plan (the "Plan") is to promote the interests of Clark/Bardes Holdings, Inc., a Delaware corporation (the "Company"), and the interests of the Company's stockholders by providing an opportunity to nonemployee directors of the Company (other than Randolph A. Pohlman who has already been granted option to purchase Common Stock in a Non-Qualified Stock Option Agreement, dated as of December 30, 1997 and effective April 2, 1997) to purchase Common Stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such nonemployee directors and to encourage them to devote their best efforts to the business and financial success of the Company. Under the Plan, the Committee shall automatically grant "non-qualified stock options" to nonemployee directors of the Company under the terms and conditions described below.

         Section 2. Definitions. For purposes of the Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

         2.1 "Board of Directors" shall mean the Board of Directors of the Company.

         2.2 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         2.3 "Committee" shall mean the committee of the Board of Directors referred to in Section 5 hereof.


         2.4 "Common Stock" shall mean the Common Stock, $.01 par value, of the Company.


         2.5 "Nonemployee Director" shall mean any director of the Company on the date of an award hereunder who is not an employee or officer of the Company or an employee or officer of any Parent or Subsidiary of the Company and who has no other ongoing relationship with the Company, any Parent or Subsidiary, other than as a director, excluding, however, Randolph A. Pohlman.

         2.6 "Non-Qualified Options" or "Options" shall mean options granted to a Participant pursuant to the Plan that are intended to be, and qualify as, "nonqualified stock options" as described in Treasury Regulation
Section 1.83-7 or any successor regulation thereto and that shall not constitute nor be treated as an incentive stock options (as defined in Section 422(b) of the Code).





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         2.7      "Participant" shall mean any Nonemployee Director, other than
Randolph A. Pohlman, to whom any Non-Qualified Options are granted under the Plan.

         2.8      "Parent of the Company" shall have the meaning set forth in
Section 424(e) of the Code.

         2.9 "Subsidiary of the Company" shall have the meaning set forth in Section 424(f) of the Code.


         Section 3. Option Grants. Subject to the share limitations of Section
4.1 hereof, each Nonemployee Director, other than Randolph A. Pohlman, shall automatically receive grants of Non-Qualified Options to purchase Common Stock as follows:

         (a) George Dalton, a Nonemployee Director, shall be granted Non-Qualified Options to purchase 1,666 shares of Common Stock on the first day of the month immediately following the date of adoption of the Plan;

         (b) thereafter, each Nonemployee Director (including the grantees named in Section 3(a)) who is elected (or appointed to fill a vacancy) as a director of the Company after the adoption of Plan by the Company shall be granted Non-Qualified Options to purchase 10,000 shares of Common Stock on the first day of the month immediately following each date on which such Nonemployee Director is elected or reelected (or appointed) as a director of the Company for a three year term; and

         (c) each Nonemployee Director who has previously been granted Non-Qualified Options under the Plan shall be granted additional Non-Qualified Options to purchase 4,000 shares of Common Stock on the first day of the month immediately following each annual meeting of shareholders of the Company if such Nonemployee Director continues to serve as a Director on such date of grant.

The Non-Qualified Options granted pursuant to this Section 3(a) and 3(b) shall be hereinafter referred to as Appointment Non-Qualified Options, and Non-Qualified Options granted pursuant to this Section 3(c) shall hereinafter be referred to as Attendance Non-Qualified Options. In the event a Nonemployee Director is elected, reelected or appointed for a term less than three years, the 10,000 shares set forth in Section 3(b) shall be reduced as to such director by multiplying it by a Fraction, the denominator of which is 36 and the numerator of which is the number of whole months in the term (or remaining term) to which the director is elected or appointed.

         Section 4. Common Stock Subject to the Plan.

         4.1 Number of Shares. The total number of shares of Common Stock for which Non-Qualified Options may be granted under the Plan shall not exceed in the aggregate 100,000 shares of Common Stock (subject to adjustment as provided in section 6 hereof). If on any date upon which Non-Qualified Options are to be granted hereunder, the number of shares of Common Stock remaining available for issuance under the Plan is insufficient for the grant of the





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total number of Non-Qualified Options to all Nonemployee Directors otherwise entitled thereto pursuant to Section 3 above, then each Nonemployee Director shall receive Non-Qualified Options to purchase a proportionate number of the available number of shares remaining (rounded down to the greatest number of whole shares of Common Stock available).

         4.2 Reissuance. The shares of Common Stock that may be subject to Non-Qualified Options granted under the Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Board of Directors may determine. In the event that any outstanding Non-Qualified Options expire or are terminated for any reason, the shares allocable to such Non-Qualified Options may again be subject to Non-Qualified Options granted under the Plan.

         Section 5. Administration of the Plan

         5.1 Administration. The Plan shall be administered by the entire Board of Directors or by a committee of the Board of Directors (the "Committee") established by the Board of Directors. Any Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. To the extent that the Plan is administered by the entire Board of Directors, the term "Committee" shall be deemed to refer to the Board of Directors.

         5.2 Grant of Non-Qualified Options. Upon each grant of Non-Qualified Options hereunder, the Committee, on behalf of the Company, shall enter into, execute, and deliver to the Participant a stock option agreement ("Non-Qualified Stock Option Agreement") relating to such Non-Qualified Options, which agreement shall contain the following terms and conditions, together with such other terms and conditions which are determined by the Committee and are not inconsistent with any of the following terms and conditions or with any other provision of the Plan:

         (a) Expiration. Appointment Non-Qualified Options shall expire on the earlier of (i) the tenth anniversary of the date of grant thereof, or (ii) the date the Participant ceases to be a director of the Company other than by reason of death or disability. In the event the Participant ceases to be a director of the Company by reason of death or disability, Appointment Non-Qualified Options shall expire on the earlier of (i) the tenth anniversary of the date of grant or
(ii) one year from the date of such death or disability.

         Attendance Non-Qualified Options shall expire on the earlier of (i) the third anniversary of the date of grant thereof, or (ii) the date the Participant ceases to be a director of the Company other than by reason of death or disability. In the event the Participant ceases to be a director of the Company by reason of death or disability, Attendance Non-Qualified Options shall expire on the earlier of (i) the third anniversary of the date of grant or (ii) one year from the date of such death or disability.

         (b) Exercise Price. The exercise price for the options described at
Section 3(a) hereof shall be the greater of (i) $9.00 per share or (ii) the fair market value on the date of grant of such Non-Qualified Options. The exercise price of all other Non-Qualified Options granted under the






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Plan shall be equal to the fair market value on the date of grant of such
Non-Qualified Options. For purposes of the Plan, the fair market value per share of Common Stock as of any day shall be deemed to be the average of the daily closing prices per share of Common Stock for the 30 consecutive trading days that such shares were traded ending on the 15th day before such date (or any shorter period that the Common Stock has traded with respect to any Non-Qualified Options granted prior to 45 days of trading of the Common Stock). The closing price for each day shall be the reported closing price on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading, or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotation National Market (the "Nasdaq National Market"), or, if the shares of Common Stock are not quoted on the Nasdaq National Market, the average of the highest reported bid and the lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. (the "NASD") through NASDAQ, or, if not so reported through NASDAQ as reported through the National Quotation Bureau, Incorporated ("NQBI") or a similar organization if NASDAQ or NQBI is no longer reporting such information. If the Common Stock is not reported or quoted by any such organization on any of the 30 consecutive days ending on the 15th day before the date of grant, the fair market value of the shares of Common Stock subject to Non-Qualified Options on the date the Options are granted shall be the fair market value thereof determined in good faith by the Board of Directors. The fair market value of Shares of Common Stock subject to Options shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

         (c) Vesting. The Appointment Non-Qualified Options described at Section 3(a) hereof shall vest and become exercisable in increments of 277 shares on the first day of every month, beginning with the month immediately after the date such options were granted if Dalton continues to serve as a Nonemployee Director on the first day of the month, and any such options remaining that are not vested and not exercisable on the date that Dalton's term for which elected expires and a successor has been elected and qualified shall vest and become exercisable on such date. The remaining Appointment Non-Qualified Options described at Section 3(b) shall vest and become exercisable by a Nonemployee Director in increments of 277 shares on the first day of every month beginning in the month immediately after the date the Appointment Non-Qualified Options were granted pursuant to Section 3(b) hereof if such Nonemployee Director continues to serve as a Nonemployee Director on such first day of the month, and any such options remaining that are not vested and not exercisable on the date that such Nonemployee Director's term for which elected expires and a successor has been elected and qualified shall vest and become exercisable on such date.

         The Attendance Non-Qualified Options shall vest and become exercisable by a Nonemployee Director in increments of 1,000 shares for each regularly scheduled quarterly meeting of the Board of Directors which such Nonemployee Director attends in person.

         (d) Transferability of Options. Subject to the prior consent of the Committee, Options granted hereunder may be transferred by the Participant thereof to one or more permitted transferees; provided that (i) there may be no consideration for such transfer, (ii) the Participant (or such Participant's estate or representative) shall remain obligated to satisfy all employment tax






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and other withholding tax obligations associated with the exercise of the
Options, (iii) the Participant shall notify the Company in writing that such transfer has occurred, the identity and address of the permitted transferee and the relationship of the permitted transferee to the Participant and (iv) such transfer shall be effected pursuant to transfer documents approved from time to time by the Committee. To the extent an Option transferred pursuant to this
Section 5.2(d) is not fully exercisable as of the date of transfer thereof, the Participant shall specify in the transfer document whether and to what extent the transferred Options (if less than all of the options subject to the applicable Non-Qualified Stock Option Agreement) are exercisable, subject to the limitations on exercisability contained in the applicable Non-Qualified Stock Option Agreement. Furthermore, to the extent the Participant transfers Options that are not exercisable as of the date of transfer and such Options are less than all of the Options subject to the applicable Non-Qualified Stock Option Agreement, the Participant shall specify in the transfer documents, subject to the limitations on exercisability contained in the applicable Non-Qualified Stock Option Agreement, when the transferred Options become exercisable as Options under the applicable Non-Qualified Stock Option Agreement generally become exercisable subsequent to such transfer. Any permitted transferee may not further assign or transfer the transferred Option otherwise than by will or the laws of the descent and distribution. Following any permitted transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer; provided that for purposes of Sections 5.2(e) and 8 hereof the term "Participant" shall be deemed to refer also to each permitted transferee. The events of termination of relationship in Section 5.2(a) hereof shall continue to be applied with respect to the Participant, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 5.2(a). The term "permitted transferees" shall mean one or more of the following: (i) any member of the Participant's immediate family; (ii) a trust established for the exclusive benefit of one or more members of such immediate family; or (iii) a partnership in which such immediate family members are the only partners. The term "immediate family" is defined for such purpose as spouses, children, stepchildren and grandchildren, including relationships arising from adoption.

         (e) Payment of Option Price. Shares of Common Stock purchased upon exercise of Options shall at the time of purchase be paid for in full. The Company shall satisfy its employment tax and other tax withholding obligations by requiring the Participant (or such Participant's permitted transferee, estate or representative) to pay the amount of employment tax and withholding tax, if any, that must be paid under federal, state and local law due to the exercise of the Option. To the extent that the right to purchase shares has accrued hereunder, Options may be exercised from time to time by written notice to the Company stating the full number of shares with respect to which the Option is being exercised and the time of delivery thereof, which shall be at least fifteen days after the giving of such notice unless an earlier date shall have been mutually agreed upon by the Participant (or other person entitled to exercise the Option) and the Company, accompanied by payment to the Company of the purchase price in full and the amount of employment tax and withholding tax due, if any, upon the exercise of the Option. Such payment shall be effected (i) by certified or official bank check, (ii) if so permitted by the Company, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a fair market value equal to the amount of such purchase price and employment or withholding tax, or (iii) by delivery of the equivalent thereof acceptable to the Company. The Company will, as soon as reasonably possible notify the Participant (or such Participant's representative) of the amount of





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employment tax and other withholding tax that must be paid under federal, state and local law due to the exercise of the Option. At the time of delivery, the Company shall, without transfer or issue tax to the Participant (or other person entitled to exercise the Option), deliver to the Participant (or to such other person) at the principal office of the Company, or such other place as shall be mutually agreed upon, a certificate or certificates for the shares of Common Stock, provided, however, that the time of delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any requirements of law.

         (f) Conditions to Issuance of Shares. The obligation of the Company to issue shares of Capital Stock under the Plan shall be subject to (i) the effectiveness of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to such shares, and (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon (x) each stock exchange, if any, on which the Common Stock may then be listed or (y) if the common stock is not listed on any such exchange, the Nasdaq National Market.

         5.3 Interpretation. The Committee shall be authorized to interpret the Plan and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purposes of the Plan.

         5.4 Finality. The interpretation and construction by the Committee of any provisions of the Plan, any Options granted hereunder or any agreement evidencing any such Options shall be final and conclusive upon all parties.

         5.5 Voting. Subject to Sections 3 and 5.2 hereof, members of the Committee may vote on any matter affecting the administration of the Plan or the granting of Options under the Plan.

         5.6 Expenses and Liabilities. All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons.

         5.7 Indemnification. Neither the members of the Board of Directors nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Options granted under it, and members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law.

         Section 6. Adjustments. In the event that, after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company's Common Stock shall be changed into or






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exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or increased because of any dividends paid in Common Stock, the Board of Directors shall appropriately adjust (i) the number of shares of Common Stock (and the exercise price per share) subject to any unexercised Options (to the nearest possible full share); and (ii) the number of shares of Common Stock for which Options may be granted under the Plan, as set forth in Section 4.1 hereof, and such adjustments shall be effective and binding for all purposes of the Plan.

         Section 7. Effect of the Plan on Participant's Relationship with the Company. Neither the Plan nor any Options granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue to serve as a director of (or otherwise provide services to) the Company or limit in any respect the right of the Company to terminate such Participant's relationship with the Company at any time. No person or entity shall be entitled to vote, receive dividends, or be deemed for any purpose the holder of any Shares until the Options granted with respect to such Shares shall have been exercised in accordance with the provisions of the Plan.

         Section 8. Amendment of the Plan. The Board of Directors may amend the Plan from time to time as it deems desirable; provided, however, that, (1) no such amendment shall deprive any Participant of any Options theretofore granted under the Plan, without the consent of such Participant, or of any of his or her rights thereunder or with respect thereto; and (2) without the approval of the holders of a majority of the stock of the Company present, or represented, and entitled to vote thereon at a meeting, the Board of Directors may not amend the Plan (i) to increase (except for increases due to adjustments in accordance with Section 6 hereof) the aggregate number of shares of Common Stock for which Options may be granted hereunder, or (ii) to make any other change requiring stockholder approval under any applicable rule, regulation, or procedure of any national securities exchange or securities association upon which any securities of the Company are listed (or any listing agreement with any such securities exchange or securities association).

         Section 9. Termination of the Plan. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate on December 31, 2008. No Options may be granted hereunder after termination of the Plan. The termination of the Plan shall not alter or impair any rights or obligations under any Options theretofore granted under the Plan.

         Section 10. Effective Date of the Plan. The Plan is effective on September ___, 1998, which was the date of its adoption by the Board of Directors of the Company.

         Section 11. Legal Restrictions. Nothing herein, in any agreement entered into hereunder, or in any Options granted hereunder, shall require the Company to sell or issue any Common Stock pursuant to an Option if such sale or issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable federal or state statute, rule, or




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regulation, as then in effect. At the time of any grant or exercise of any
Options, or sale or issuance of common Stock pursuant thereto, the Company may, as a condition precedent to the sale or issuance of such Common Stock, require from the holder of the Options (or in the event of his death, his legal representatives, legatees, or distributees) such written representations, if any, concerning his (or the transferee's) intentions with regard to the retention or disposition of the Common Stock being acquired pursuant to such Options, and such written covenants and agreements, if any, as to the manner of disposal of such Common Stock as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by such holder (or in the event of his death, his legal representatives, legatees, or distributees) will not involve a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable federal or state statute, rule, or regulation, as then in effect. Certificates for Common Stock, when issued, shall have appropriate legends, or statements of other applicable restrictions, endorsed thereon, and may or may not be immediately transferable.

         Section 12. Governing Law. All questions arising with respect to the provisions of the Plan or any agreement entered into hereunder or any Option shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law.

         IN WITNESS WHEREOF, upon authorization of the Board of Directors, the undersigned has caused the Clark/Bardes Holdings, Inc. 1998 Non-Employee Stock Option Plan to be executed effective as of the _____ day of September, 1998.



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                                     Melvin G. Todd
                                     President and Chief Executive Officer






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